Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2011, relating to the consolidated financial statements of Neonode Inc. as of December 31, 2010 and 2009 and for the years then ended (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about Neonode Inc.’s ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the use of our name under the caption “Experts.”

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
November 3, 2011